Exhibit 21.1
SUBSIDIARIES OF WASTE SERVICES, INC.
February 2010

JURISDICTION OF
NAME	INCORPORATION	OPERATING/TRADE NAMES
Freedom Recycling Holdings, LLC	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Omni Waste of Osceola County LLC	Florida	J.E.D. Landfill (expires Dec 31 2013)
Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Ram-Pak Compaction Systems Ltd.	Canada	Waste Check (expires Aug 20, 2012)

RIP, Inc.	Florida	n/a

Sanford Recycling and Transfer, Inc.	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

SLD Landfill, Inc.	Delaware	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Sun Country Materials, LLC	Delaware	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Taft Recycling, Inc.	Florida	Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)

Waste Services (CA) Inc.	Ontario (Canada)	A & B Portables (expires Feb.21/11)
Capital Environmental Resource (expires Feb.22/11)
	Extra-Provincially	Frith Regional Waste Systems (expires Feb.22/11)
	registered in:	John’s Cartage Waste Management Services (expires
	Alberta	Feb.22/11)
	British Columbia	Larue Waste & Recycling (expires Feb.22/11)
	Manitoba	Maverick Waste Systems (expires Feb.22/11)
	Quebec	McGill Environmental Services (expires Feb.22/11)
	Saskatchewan	Muskoka Containerized Services (expires Feb.22/11)
Waste Services (expires Feb.22/11)
WSI (expires Feb.22/11)
Turney Disposal (expires July20/11)
Nibourg Waste Management (expires Nov.1/11)
GAP (expires Oct.31/10)

Waste Services of Arizona, Inc.	Delaware	n/a

Waste Services of Florida Inc.	Delaware	Florida Recycling Services (expires Dec 31 2010)
Waste Services (expires Dec 31 2013)
WSI (expires Dec 31 2013)
Commercial Clean-up Enterprises (expires Dec 31 2013)
We Haul of South Florida (expires Dec 31 2013)